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                                                                    EXHIBIT 23.1


                 [ERNST & YOUNG/KOST FORER & GABBAY LETTERHEAD]

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts", and to the use of our reports dated March 15, 1999 (Except for Note 11, as to which the date is July 12, 1999) with respect to the consolidated financial statements and schedule, respectively and the related Prospectus of CommTouch Software Ltd. for the registration in the Registration Statement on Form F-1 of 1,344,086 of its ordinary shares, a Warrant to Purchase 1,136,000 of its ordinary shares, and 1,136,000 ordinary shares issuable upon exercise of the Warrant.

Tel-Aviv, Israel
October 26, 1999


                               KOST FORER & GABBAY
                     A member of Ernst & Young International